EXHIBIT 1A-12A

September 17, 2021

Quality Online Education Group Inc.

#306- 650 Highway 7

East Richmond Hill, ONT L4B2N7, Canada

Re:   Form 1-A

Ladies and Gentlemen:

I am counsel for Quality Online Education Group Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering (i) by the Company under the Securities Act of 1933, as amended, of up to 500,000,000 shares of its common stock, $0.0001 par value per share (“Common Stock”), and (ii) by certain selling shareholder (collectively, the “Selling Shareholders”) under the Securities Act of 1933, as amended, of up to 1,562,508,272 shares of its common stock, $.0001 par value per share (“Common Stock”) through a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering our opinion as set forth below, I have reviewed and examined originals or copies identified to our satisfaction of the following:

(1)   Articles of Incorporation and amendments thereto, of the Company as filed with the Secretary of State of Delaware;

(2)   Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(3)   The Offering Statement and the offering circular which is a part thereto; and

(4)   The other exhibits of the Offering Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that (i) the 500,000,000 shares of Common Stock being offered by the Company under the Registration Statement, when sold, will be legally issued, fully paid and non-assessable pursuant to the laws of the State of Delaware and the laws of the United States of America, and (ii) the 1,562,508,272 shares of Common Stock being offered by the Selling Shareholders under the Registration Statement, are legally issued, fully paid and non-assessable pursuant to the laws of the State of Delaware and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Offering Statement and to being named in the Offering Statement.

Very truly yours,

/s/ Matthew McMurdo, Esq.
Matthew McMurdo, Esq.